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Exhibit 10.17

        THIS EMPLOYMENT AGREEMENT is effective as of the 1st day of May, 2003 by and between Trans World Entertainment Corporation, a New York corporation (the "Company"), and Robert J. Higgins ("Higgins").

Background

        WHEREAS, Higgins has served as the President and Chief Executive Officer of the Company and as the Chairman of its Board of Directors since 1973; and

        WHEREAS, Higgins and the Company executed an employment agreement effective as of May 1, 1998, which will end on April 30, 2004 (the "1998 Employment Agreement"); and

        WHEREAS, the Company recognizes that Higgins' contribution to the growth and success of the Company has continued to be substantial throughout the term of the 1998 Employment Agreement and that without his continued leadership and vision the Company would not have achieved and maintained its current status in the industry; and

        WHEREAS, the Company desires to renegotiate and extend the terms of the 1998 Employment Agreement to assure the Company of Higgins' continued services in a leadership capacity and to compensate him therefor; and

        WHEREAS, Higgins is willing to commit to continue serving the Company on the terms and conditions provided in this Agreement.

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.    CAPACITY AND DUTIES

        1.1    Employment.    The Company hereby employs Higgins and Higgins hereby accepts employment by the Company upon the terms and conditions hereinafter set forth for a term commencing on the date hereof and expiring on April 30, 2008 (unless Higgins' service is sooner terminated as set forth below) (the "Contract Period").

        1.2    Capacity and Duties.

                1.2.1    Higgins shall be employed by the Company generally as its President and Chief Executive Officer and shall have the executive authority, consistent with these positions, as may from time to time be specified by the Board of Directors of the Company or any duly authorized committee thereof (the "Board").

                1.2.2    Higgins shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently serve the business and interest of the Company and its affiliates (as defined below), provided that Higgins may devote such time as is reasonably required for charitable and other personal activities in accordance with the Company's practices and policies.

                1.2.3    For the purposes of this Agreement, an "affiliate" of the Company means any person or entity that controls the Company, is controlled by the Company, or which is under common control with the Company. For the purposes of this definition of "affiliate", "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings; provided that any person or entity who owns beneficially, either directly or though one or more intermediaries, more than 20% of the ownership interests in a specified entity shall be presumed to control such entity for the purposes of this Agreement.

SECTION 2.    COMPENSATION

        2.1    Base Compensation.    As compensation for Higgins' services hereunder, the Company shall pay Higgins a salary at the annual rate of $1,116,000. This salary shall be payable in installments in accordance with the Company's regular payroll practices in effect from time to time. This salary shall be subject to increase based on normal periodic merit review by the Compensation Committee of the Board (the "Compensation Committee") in accordance with the corporate policies of the Company (such salary, including the foregoing adjustments, if any is hereinafter referred to as "base salary"); provided, however, that the amount of such increase shall not be less than the percentage amount, if any, by which the CPI (as defined below) for the calendar month immediately proceeding such anniversary date exceeds the CPI for the same month of the immediately preceding year. For the purposes of this Section 2.1, the term "CPI" shall mean the Consumer Price Index for All Urban Consumers for all items for New York, New York, as published by the Bureau of Labor Statistics of the United States Department of Labor, or of any revised or successor index hereafter published by the Bureau of Labor Statistics or other agency of the United States government succeeding to its functions. The annual base salary of Higgins shall not be decreased at any time during the Contract Period from the amount then in effect, unless Higgins otherwise agrees in writing. Participation in deferred compensation, discretionary bonus, retirement and other employee benefit plans and in fringe benefits shall not reduce the annual base salary payable to Higgins under this Section 2.1.

        2.2    Benefits.

                2.2.1    During the Contract Period, Higgins (and his family, if applicable) shall be entitled to participate in all incentive, savings, retirement, welfare and other employee benefit plans, practices, policies and programs that the Company may provide for the benefit of its executive employees generally (together with the fringe benefits described below, ("Employee Benefits"). Higgins shall also be entitled to participate in any other fringe benefits which may be or become applicable to the Company's executive employees, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations and any other benefits that are commensurate with the duties and responsibilities to be performed by Higgins under this Agreement. In no event shall the Employees Benefits provided to Higgins be less favorable, in the aggregate, than the employee benefits plans, practices, policies and programs provided to Higgins immediately preceding the effective date of this Agreement.

                2.2.2    If Higgins becomes a participant in any employee benefit plan, practice or policy of the Company or its affiliates, Higgins shall be given credit under such plan for all service in the employ of the Company and any predecessors thereto or affiliates thereof prior to the date hereof, for purposes of eligibility and vesting, benefit accrual and for all other purposes for which such service is either taken into account or recognized under the terms as such plan, practice or policy.

                2.2.3    During the Contract Period, Higgins shall be entitled to a private office, and such secretarial services as have been previously provided to Higgins, and such other assistance and accommodations as shall be suitable to the character of Higgins' position with the Company and adequate for the performance of Higgins' duties hereunder.

                2.2.4    The Company shall pay or reimburse Higgins for all reasonable expenses (including expenses of travel and accommodations) incurred or paid by Higgins in connection with the performance of Higgins' duties hereunder upon receipt of itemized vouchers therefor and such other supporting information as the Company shall reasonably require.

                2.2.5    During the Contract Period, the Company shall continue to provide Higgins with an automobile for use by Higgins consistent with past practices and shall continue to pay or reimburse Higgins for expenses he reasonable incurs for the maintenance and operation of such automobile upon receipt of itemized vouchers therefor and such other supporting information as the Company shall reasonably require.

                2.2.6    During the Contract Period, Higgins shall be entitled to paid vacations in a manner commensurate with Higgins' status as the President and Chief Executive Officer of the Company, which shall not be less than the annual vacation period which Higgins is presently entitled.

        2.3    Executive Bonus Plan.    The Company maintains the Executive Bonus Plan (the "EBP") to provide performance-based incentive compensation to Higgins and certain other executives of the Company. During the Contract Period, Higgins shall be eligible to earn an annual performance bonus of 0 to 150% of his annual base salary in effect for that year ("incentive compensation"), calculated in such fashion and based on the achievement of certain performance criteria as are approved by the Board or the Compensation Committee prior to the beginning of such year under the EBP.

        2.4    Insurance.    Under the 1996 Employment Agreement the Company assisted in providing life insurance protection for Higgins' family at an annual cost to the Company of $150,000. During the Contract Period, the Company shall continue to assist Higgins by paying or advancing each year under an arrangement selected by Higgins an amount which has an annual net after tax cost to the Company of $150,000.

        2.5    Additional Compensation.    The Board, although under no obligation to do so, may determine from time to time to pay to Higgins compensation in addition to the annual base salary and incentive compensation required to be paid above. The Board may grant Higgins options to purchase shares of common stock of the Company ("Common Stock"), may issue him restricted Common Stock or may award him stock appreciation rights. In addition to the foregoing, Higgins is hereby granted the option to purchase one million (1,000,000) shares of the Common Stock, five hundred thousand (500,000) shares of which shall vest 25% each year over the next four years. Five hundred thousand (500,000) shares shall vest on May 1, 2008. If however, the Company were to employ a chief executive officer prior to that date, the option shall vest immediately and Higgins shall remain as Chairman of the Board.

SECTION 3.    TERMINATION OF EMPLOYMENT

        3.1    Death or Disability of Higgins.

                3.1.1    Higgins' employment hereunder shall immediately terminate upon his death, upon which the Company shall pay the amounts due under Section 2 (including base salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of Higgins' death in accordance with generally accepted accounting principles ("GAAP").

                3.1.2    If Higgins, in the reasonable opinion of the Company, is Disabled (as defined below), the Company shall have the right to terminate Higgins' employment upon 30 days prior written notice to Higgins at any time after the expiration of the 180 day period referred to below, in which event the Company shall pay the amounts due under Section 2 (including base salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued in accordance with GAAP as of the date of Higgins' termination because of Disability. As used in this Agreement, the term "Disabled" or "Disability" shall mean the inability of Higgins to perform substantially Higgins' duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of at least 180 days. The date of Disability shall be on the last day of such 180 day period. The determination of whether the Disability has occurred shall be made by a licensed physician chosen by the Board. The benefits payable under Sections 3.1, 3.2 or otherwise under this Agreement shall be reduced by the amount of any benefits to which Higgins may be entitled under the benefit plans and programs of the Company, including any disability plan, supplementary retirement plan or agreement or insurance policies maintained by the Company for the benefit of Higgins.

        3.2    Continuing Benefits Following Death or Disability.    In addition to any payments or benefits contemplated by Section 3.1, if Higgins' employment is terminated for death or disability, Higgins (and, as applicable, his family and estate) shall continue to receive all base salary, incentive compensation and all Employee Benefits Higgins (and, as applicable, his family) would have received for the balance of the Contract Period had his employment not been so terminated; provided, however, that if Higgins' employment is terminated for death the total amount payable under this Section 3 shall in no event be less than 2.99 times the average of the aggregate base salary and incentive compensation paid to Higgins over the preceding five years.

        3.3    Date of Termination.

                3.3.1    Except as otherwise provided in this Agreement, the employment of Higgins hereunder shall terminate upon the earliest to occur of the dates specified below:

                  3.3.1.1    the end of the Contract Period;

                  3.3.1.2    the close of business on the date of Higgins' death;

                  3.3.1.3    the close of business on the date which is 30 days after the date on which the Company delivers to Higgins a written notice of the Company's election to terminate Higgins' employment for "Cause" (as defined below);

                  3.3.1.4    the close of business on the date which is 30 days after the date on which the Company delivers to Higgins a written notice of the Company's election to terminate Higgins' employment because of Disability;

                  3.3.1.5    the close of business on the date which is 30 days after the date on which Higgins delivers to the Company a notice of Higgins " election to terminate Higgins' employment" for "Good Reason" (as defined below);

                  3.3.1.6    the close of business on the date which is 30 days after the date on which Higgins delivers to the Company a notice as Higgins' election to terminate Higgins' employment in accordance with Section 3.5.2 following a change in the present control of the Company (as defined below); provided, however, Higgins shall not have the right to terminate this agreement pursuant to this Section 3.3.1.6 to the extent a change in the present control of the Company resulted solely from the sale or other transfer of ownership interests by Higgins to a person or entity; or

                  3.3.1.7    the close of business on the date which is 60 days after the date on which the Company delivers to Higgins a written notice that the Board has adopted a resolution terminating the Higgins' employment and such termination is not for death, Cause or Disability.

                3.3.2    Any purported termination by the Company or by Higgins shall be communicated by written Notice of Termination to the other. For the purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Higgins' employment under the provision so indicated. No such purported termination shall be effective without delivery of such Notice of Termination. Termination of employment will not cause a termination of this Agreement, the terms of which shall survive any termination of employment in accordance with the express terms hereof.

        3.4    Termination for Cause.

                3.4.1    In the event Higgins' employment is terminated (i) by the Company for Cause, or (ii) by Higgins for any reason other than Good Reason or in accordance with Section 3.5.2 following a change in the present control of the Company (as defined below), the Company's remaining obligations under this Agreement shall terminate as of the date provided in Section 3.3.

                3.4.2    For the purposes of this Agreement, the term "Cause" shall mean:

                  3.4.2.1    fraud, theft, misappropriation or embezzlement of the Company's funds;

                  3.4.2.2    conviction of any felony, crime involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect the Company, except if Higgins' actions which result in such a conviction were taken in good faith and in a manner Higgins reasonably believed not to be adverse to the interests of the Company;

                  3.4.2.3    after a written demand for substantial performance to Higgins from the Board (mailing of such written demand having been authorized by a least 60% of the directors then in office) which specifically identifies the manner in which the Board believes that Higgins has intentionally materially breached Higgins' duties and provides Higgins with a 30 day period in which to cure such breach, the willful and continuing intentional material breach by Higgins substantially to perform Higgins' duties with the Company (other than any such failure resulting from Disability); or

                  3.4.2.4    abuse of alcohol or other drugs which interferes with the performance by Higgins of his duties, provided that Higgins has been given 30 days notice by the Company of its intent to terminate Higgins pursuant to this provision during which time Higgins has not demonstrated the cessation of such abuse to the reasonable satisfaction of the Board.

Notwithstanding the foregoing or any other provision hereof, Higgins shall not be deemed to have been terminated for Cause unless there shall have been delivered to Higgins a copy of a resolution duly adopted by the affirmative vote of not less than 60% of the entire membership of the Board at a meeting of the Board called and held for that purpose (after at least 15 days prior written notice to Higgins and an opportunity for Higgins, together with Higgins' counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Higgins was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

                3.4.3    For the purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the events or conditions described in the following subparagraphs without Higgins' express written consent:

                  3.4.3.1    a material diminution of Higgins' status, title, position, scope of authority or responsibilities (including reporting responsibilities), the assignment to Higgins of any duties or responsibilities which, in Higgins' reasonable judgment, are inconsistent with such status, title, position, authorities or responsibilities, Higgins ceasing to be Chairman of the Board of Directors, or any removal of Higgins from or failure to reappoint or reelect Higgins to any of such positions, except in connection with the termination of Higgins' employment for Disability, Cause, as a result of Higgins' death or by Higgins other than for Good Reason;

                  3.4.3.2    a reduction by the Company in Higgins' compensation or benefits as in effect on the date hereof or as the same may be increased from time to time;

                  3.4.3.3    the relocation of the Company's principal executive offices to a location outside a 25-mile radius of Albany, New York or the Company's requiring Higgins to be based at any place other than Albany, New York, except for reasonable required travel on the Company's business;

                  3.4.3.4    the materially adverse and substantial alteration in the nature and quality of the office space within which Higgins performs Higgins duties, including the size and location thereof, as well as the secretarial and administrative support provided to Higgins;

                  3.4.3.5    any material breach by the Company of any material provision of this Agreement; and

                  3.4.3.6    the failure of the Company to obtain a satisfactory agreement from any purchaser of the Company or successor or permitted assignee of the Company to assume and agree to perform this Agreement.

Provided, however, that a termination by Higgins in accordance with Section 3.5.2 following a change in the present control of the Company (as defined below) shall not constitute a termination by Higgins for Good Reason under this Agreement.

        3.5    Termination Without Cause

                3.5.1    In the event Higgins' employment is terminated (i) by the Company for any reason other than Cause, or the death or Disability of Higgins, or (ii) by Higgins for Good Reason, the Company shall immediately pay Higgins the amounts due under Section 2 (including base salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of such termination in accordance with GAAP. In such event, Higgins (and, as applicable, his family) shall also continue to receive from the Company until two years after the end of the Contract Period then in effect, all base salary, incentive compensation and Employee Benefits that Higgins (and, as applicable, his family) would have received had he continued employment and such event had not occurred.

                3.5.2    In the event Higgins elects to terminate his employment by written notice to the Company within the 90 day period immediately following a change in the present control of the Company, the Company shall immediately pay Higgins the amounts due under Section 2 (including base salary, Employee Benefits, expense reimbursements and compensation for unused vacation time) accrued as of the date of such termination in accordance with GAAP. In such event, the Company shall also pay Higgins within 60 days thereafter a singe sum amount equal to 2.99 his "base amount" (within the meaning of Section 2806 (b) (3) of the Internal Revenue Code of 1986, as amended).

                3.5.3    There shall be no requirement on the part of Higgins to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments or benefits to be made pursuant to this Agreement or any other agreement between Higgins and the Company or any of its affiliates; provided, however, if Higgins' employment is terminated by the Company other than for Cause or the death or Disability of Higgins, or by Higgins for Good Reason, Higgins shall for so long as he is being paid amounts in respect of base salary hereunder, use reasonable efforts following 12 months after his employment has been so terminated, to find alternative employment; provided, however, such reasonable efforts shall not require Higgins to move, commute more than 20 miles to his office or accept employment of a stature materially less than the position Higgins had with the Company. No payment or benefit under any portion of this Agreement shall be subject to offset.

SECTION 4.    RESTRICTIVE COVENANTS

        4.1    Confidentiality.    Higgins acknowledges a duty of confidentiality owed to the Company and shall not, directly or indirectly, at any time during or after his employment by the Company divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential or proprietary information or know-how of the Company or any of its affiliates obtained or acquired by him while so employed. All computer software and books paid for by the Company, and all records and files generated or acquired while an employee of the Company are acknowledged to be the property of and shall not be removed from the Company's possession or made use of other than in pursuit of the Company's business and, upon termination of employment for any reason, Higgins shall deliver to the Company, without further demand, all copies thereof which are then in his possession or under his control. The provisions of this Section 4.1 shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Higgins, (ii) was available to Higgins on a non-confidential basis prior to its disclosure to Higgins, (iii) becomes available to Higgins on a non-confidential basis from a source other than the

Company, (iv) must be disclosed by law or by order of a court or governmental authority, or (v) is used to enforce Higgins's rights with the Company. This Section 4.1 shall terminate on the date that a sale or other transfer of the Company is completed.

        4.2    Noncompetition.

                4.2.1    At any time while employed hereunder and, except as provided in the last sentence of this Section 4.2.1, for a period of one year following termination of Higgins' employment for any reason, Higgins shall not, directly or indirectly: (i) engage, anywhere in the Territory (as defined in Section 4.2.2 below), in the retail sale of music, video or related products; (ii) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaging in any such activities; (iii) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company; or (iv) solicit or contact with a view to the engagement or employment by any person or entity of any person who is an employee of the Company as of the date of this Agreement, provided this will not preclude hiring any person who contacts Higgins for employment and who has not been employed by the Company at any time during the preceding 6 months. Nothing herein shall prohibit Higgins without the written consent of the Board from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged. The duration of Higgins' covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Higgins is in violation of the provisions hereof. Higgins shall not be bound by this Section 4.2.1 following the termination of his employment (a) by the Company without Cause, or (b) by Higgins for Good Reason.

                4.2.2    For the purposes of this Agreement, "Territory" means the United States.

                4.2.3    If either party hereto learns of any breach or potential breach of this Agreement such party shall immediately notify the other party hereto of such event, specifying the basis therefore in reasonable detail. The Company may, in its sole discretion, afford Higgins an opportunity to remedy or otherwise cure such breach or potential breach before seeking legal redress, provided that Higgins is actively seeking to cure or remedy such breach or potential breach; but such opportunity to remedy shall be without prejudice to the right of the Company to seek and obtain injunctive or other relief.

        4.3    Injunctive and Other Relief.    Higgins acknowledges and agrees that the covenants contained in Section 4.1 and 4.2 above are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Higgins of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Higgins. Nothing contained herein shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Higgins of any of his obligations hereunder. In the event the Company prevails in an action to enforce its rights under Section 4.1 and 4.2 it shall be entitled to be reimbursed for its costs and reasonable attorneys' fees associated with so enforcing its rights.

SECTION 5.    MISCELLANEOUS

        5.1    Reimbursement of Counsel Fees: Arbitration.    The Company shall pay all reasonable legal fees, accounting fees and related expenses incurred by Higgins in connection with the preparation, negotiation and execution of this Agreement. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The prevailing party, shall be entitled to recover from the other party all of its legal fees, accounting fees and related expenses incurred in any such arbitration including without limitation, all expenses of arbitration, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenditures of the types customarily incurred in connection with prosecuting, defending or investigating any arbitration, action or suit.

        5.2    Severability.    The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Higgins shall negotiate in good faith to provide the Company with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope to the extent necessary to cure such invalidity.

        5.3    Assignment.    Neither this Agreement nor any right or interest hereunder shall be assignable by Higgins, Higgins' beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing herein shall preclude (i) Higgins from designating a beneficiary to receive any benefit payable hereunder upon Higgins' death, or (ii) the executors, administrators, or other legal representatives of Higgins or Higgins' estate form assigning any rights hereunder to devisees, legatees, beneficiaries, testamentary trustee or other legal heirs of Higgins (each a "Distributee"). If Higgins should die while any amounts would still be payable to Higgins if Higgins had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Higgins' Distributee or, if there is no such Distributee, to Higgins' estate.

        5.4    Notices.    All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or a such other address as may be furnished in writing by either party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against a party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of a party to serve process in any other manner permitted by law.

      If to the Company:

      Chief Financial Officer
      Trans World Entertainment Corporation
      38 Corporate Circle
      Albany, N.Y. 12203

      If to Higgins:

      Mr. Robert J. Higgins
      6 Sage Estates
      Menands, N.Y. 12204

        5.5    Entire Agreement and Modification.    This Agreement (and any Employee Benefit plan or agreement contemplated hereby) constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

        5.6    Governing Law.    This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of New York (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

        5.7    Headings; Counterparts.    The headings of sections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in tow or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

        5.8    Further Assurances.    Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

        5.9    Indemnification.    The Company shall pay, as additional compensation under this Agreement, an amount equal to Higgins' liability (including all taxes on such amount), if any, under Internal Revenue Code Section 4999 (or any successor provision) by reason of payments under any provision of this Agreement or otherwise. Throughout the Contract Period and for a period of five years thereafter, the Company shall indemnify and defend Higgins against all claims arising out of Higgins' activities as an officer, director or employee of the Company to the fullest extent permitted under the law of the applicable state of incorporation. In addition to the foregoing, Higgins shall, upon reasonable notice, furnish such information and proper assistance to the Company in connection with any litigation in which it is, or may become, a party.

        IN WITNESS WHEREOF,    the parties have executed this Agreement on the dates set forth below.

TRANS WORLD ENTERTAINMENT CORPORATION
May 2, 2003	By:	/s/ JOHN J. SULLIVAN Executive Vice President/Chief Financial Officer
May 2, 2003	By:	/s/ ROBERT J. HIGGINS Chairman/Chief Executive Officer

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  Exhibit 10.17